Exhibit 3.1

THE COMPANIES LAW, 5759 - 1999

A Private Company Limited By Shares

Amended Articles of Association

OF

TARSIER PHARMA LTD.

Adopted by the shareholders

on March 6TH 2023

General

1.	These Articles evidence that:

1.1.	The name of the Company is “Tarsier Pharma Ltd.”

1.2.	The purpose of the Company is to engage in any lawful purpose determined by the Board of Directors of the Company, from time to time

1.3.	The liability of each Shareholder is limited to the unpaid portion of the par value of each share held by such Shareholder.

Interpretation; General

2.	In these Articles, unless the context otherwise requires:

2.1.	“Articles” means these Articles of Association of the Company, as shall be in force from time to time.

2.2.	“Board” means the Company’s board of directors designated or elected in accordance with the Articles.

2.3.	“Business Day” means a day on which customer services are provided by a majority of the major commercial banks in Israel.

2.4.	“Companies Law” means the Companies Law, 5759-1999 and all the regulations promulgated under it.

2.5.	“Companies Ordinance” means the applicable Sections of the Companies Ordinance [New Version], 5743-1983 that remain in effect.

2.6.	“Company” means Tarsier Pharma Ltd.

2.7.	“Control” or “control” means the possession, directly or indirectly, of more than fifty percent (50%) of the voting power and the right to receive more than fifty percent (50%) of the distributed profits.

2.8.	“Director” or “Directors” means a member or members of the Board who have been designated or appointed in accordance with the provisions of these Articles.

2.9.	“Distribution” means the grant of a Dividend or an obligation for such grant, directly or indirectly.

2.10.	“Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration.

2.11.	“Financing Round” means the financing round of up to six million Dollars (US

$6,000,000) pursuant to the SPA.

2.12.	“Founder” means Dr. Daphne Haim Langford.

2.13.	“Effective Date” means the date of the SPA.

2.14.	“Field” means Ophthalmology.

2.15.	“General Meeting” means an annual or special general meeting of the Shareholders.

2.16.	“Inventors” means each of Prof Yehuda Shoenfeld and Prof Miri Blank.

2.17.	“IPO” means the Company’s initial public offering of its securities registered pursuant to an effective registration statement.

2.18.	“Law” means the Companies Law, the Companies Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

2.19.	“Lead Investor” means Alkaloida Chemical Company zrt.

2.20.	“Liquidation Event” means: any voluntary or involuntary winding up, liquidation, dissolution, bankruptcy, insolvency, reorganization (other than solvent reorganization), of the Company.

2.21.	“M&A Event” means any of the following events: (i) merger, consolidation; (ii) sale or other disposition of all or substantially all of the Company’s shares; (iii) reorganization of the Company with or into a sale or transfer of all or substantially all the Company’s assets; and (iv) any transaction resulting in substantially all of the Company’s assets being traded for securities of any entity; (v) any transfer, sale or other disposition or grant of a perpetual and exclusive license in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, to all or substantially all of the intellectual property rights, and other than to a wholly owned subsidiary of the Company which remains wholly-owned by the Company following receipt of such intellectual property rights and agrees to be bound by the conditions hereinunder; or (vi) in the event that pursuant to a transaction or series of transactions, except in an IPO or a bona fide financing transaction of the Company with a primary purpose of raising capital for the Company, a person or entity acquires fifty percent (50%) or more of the issued and outstanding shares of the Company or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board; provided that in case of (i), (ii) and (iv) above, in any event other than in a transaction in which the persons that beneficially owned, directly or indirectly, more than 50% of the voting rights of the Company immediately prior to such transaction, beneficially own, directly or indirectly more than 50% of the voting rights of the surviving or transferee entity.

2.22.	“New Securities” mean any equity interest in the Company including Shares or preferred shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Shares or preferred shares; provided, however, that “New Securities” shall not include ; (i) securities issued to employees, Directors or services providers of the Company or any subsidiary thereof pursuant to an equity incentive plan approved by the Board, (ii) securities issued in connection with a Recapitalization Event, (iii) securities issued to banks or similar financial institutions, in consideration of the extension of debt equipment leases, bank loans or debt financing (iv) securities issued to the public in an IPO.

2.23.	“Office” means the registered office of the Company.

2.24.	“Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

2.25.	“Permitted Transferee” with respect to any shareholder: (i) such shareholder’s spouse, sibling, lineal descendant or antecedent, or (ii) any corporate entity or person which controls, is controlled by, or is under common control with by such shareholder; or (iii) such shareholder’s beneficiary (in the event the shareholder holds the shares as a trustee) or to such shareholder’s trustee; (iv) such shareholder’s transferee by operation of law; (B) with respect to any shareholder which is a limited partnership or a corporation: (i) any corporate entity or person which controls, is controlled by, or is under common control with, such shareholder, or (ii) the surviving entity in the merger of such shareholder with another company or the acquiring entity of all or substantially all of the assets of such shareholder; (C) with respect to VLX: (i) any other member of the VLX group; and (ii) any entity that purchases from VLX all of its shares in the Company and all of its shares in at least one of VLX’s portfolio companies, all provided that such transferee is not a competitor of the Company.

2.26.	“Recapitalization Event” means any event of share combination or subdivision, stock splits, stock dividends, bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital and the like.

2.27.	“Register” means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law, as updated from time to time.

2.28.	“Shares” or “Ordinary Shares” means Ordinary Shares or any other kind of securities of the Company.

2.29.	“Shareholder” means a shareholder of the Company.

2.30.	“SPA” means the Share Purchase Agreement by and between the Company, and the Lead Investor and other Investors (as such term is defined therein) dated , 2018.

2.31.	“Substantial Investor” means the investor who purchased the highest number of Purchased Shares (as such term is defined in the SPA), other than the Lead Investor, as part of the Financing Round.

2.32.	“Transfer” means transfer, sale, assign, convey, pledge, hypothecate, mortgage, grant of any security interest or gift, or any other disposition or transfer.

2.33.	“VLX” - Van Leer Xenia GP.

3.	The specific provisions of these Articles shall supersede the provisions of the Law to the extent permitted under the Law. In these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Law, as in effect on the day on which these Articles become binding on the Company; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof.

4.	For purposes of computing any minimum shareholding required for any purposes under these Articles, each Shareholder shall be entitled to aggregate its holdings in the Company with the holdings of any of its Permitted Transferees, and the aggregate holdings shall be considered to be held by such Shareholder and its Permitted Transferees.

Limitations

5.	The following limitations shall apply to the Company:

5.1.	The right to Transfer Shares is restricted in the manner hereinafter provided;

5.2.	The number of Shareholders at any time (exclusive of employees or former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Article;

5.3.	An offer to the public to subscribe for Shares or debentures of the Company is prohibited.

Capital

6.	Authorized Share Capital. The authorized share capital of the Company is NIS 100,000 divided into 10,000,000 Ordinary Shares, 0.01 par value each. The Company may alter its share capital in accordance with the Companies Law and these Articles.

7.	The Shares. The Shares shall rank pari passu between them and shall entitle their holders:

7.1.	To receive notices of, and to attend, General Meetings where each Share shall have one vote for all purposes;

7.2.	To share equally, on a per share basis, in bonuses, profits or Distributions as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefor; and

7.3.	Upon liquidation or dissolution, and subject to Article 8 below, to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company (in each case, proportionally to the number of Shares outstanding and the amounts paid by Shareholders on account of their Shares, if not paid in full, before calls for payment were made).

Liquidation Preference

8.	Upon the occurrence of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each, a “Liquidation Event”), all the assets or surplus funds of the Company legally available for distribution among the Shareholders shall be distributed pro rata among the Shareholders in proportion to their respective shareholdings in the Company.

Allotment of Shares

9.	Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options over or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of Board determine.

10.	Subject to the provisions of these Articles, the Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of Directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time.

11.	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

12.	Subject to the provisions of Article 16 below, the Company may issue from time to time options, warrants, other rights to subscribe for instruments convertible into, or exchangeable for shares of the Company, the terms and conditions of which shall be determined by the Board in accordance with these Articles.

13.	The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

14.	If two or more Persons are registered as joint holders of a share:

14.1.	They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

14.2.	Each one of them shall be permitted to give receipts binding all the joint holders for Dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the Dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

15.	Share certificates shall bear the signatures of two (2) Directors, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit.

Preemptive Rights

16.	Until the occurrence of an IPO, whenever the Board desires to issue New Securities of the Company, it shall first offer each Shareholder holding at least 5% (five percent) of the issued and outstanding share capital of the Company (a “Qualified Shareholder”) to purchase a number of the New Securities proportionate to its respective shareholding percentage (out of the aggregate holdings of the Shareholders, on an outstanding basis), in the manner as hereinafter provided (the “Subscription Offer”).

17.	The Subscription Offer shall be made in writing and shall be sent to each of the Qualified Shareholders to the address indicated in the Company’s records. The Subscription Offer shall specify the number of the New Securities offered to the Qualified Shareholder(s) (“Offeree”) to whom it is addressed, their class and the consideration requested for each New Security.

18.	Each Offeree shall have a period of ten (10) business days from the date a Subscription Offer (the “Subscription Notice”) is delivered thereto to notify the Company in writing of its desire to accept the Subscription Offer and to purchase the New Securities offered to it, in whole or in part, in accordance therewith (such notice shall be deemed as an irrevocable offer on behalf of such Offeree under the terms specified in the Subscription Offer), and of its desire to purchase all or any part of the pro-rata share of any other Offeree entitled to such rights to the extent that such other Offeree does not elect to purchase its full pro-rata share (the “Over-Allotment Right”).

19.	An Offeree who shall not have given a Subscription Notice within the said ten (10) Business Day period shall be conclusively deemed to have rejected the Subscription Offer provided to him. A qualified or conditional acceptance of a Subscription Offer shall be conclusively deemed a rejection thereof.

20.	In the event that two or more Offerees that exercise the Over-Allotment Right for a total number of remaining New Securities in excess of the number available, the remaining New Securities available for purchase shall be allocated among such Offerees pro rata based on the number of New Securities such Offerees elected to purchase pursuant to the Subscription Notice (not including the number of New Securities specified under the Over-Allotment Right); provided that no such Offeree shall be required to purchase more than the number of New Securities specified in the Subscription Notice.

21.	In the event that according to the Subscription Notices the Offerees offer to purchase such number of New Securities which is a greater number than the number of the New Securities actually offered, then the maximum number of New Securities which may be sold to each of the Offerees who sent the Subscription Notices shall be on a pro rata basis in proportion to its respective holdings in the Company’s share capital, which shall be calculated by dividing (a) the number of shares held by each such Offeree on the date of the applicable Subscription Notice, by (b) the aggregate number of shares held by all the Offerees who sent Subscription Notices on the date of their applicable Subscription Notices. The Company shall notify each Offeree who sent a Subscription Notice of the portion of New Securities it is entitled to purchase in accordance with the terms hereof promptly after the end of the said twenty-one (21) Business Day period (the “Company’s Notice”).

22.	The closing of the transaction for the issue and sale of the New Securities to the subscribing Offerees, if any (the “Subscription Closing”), shall take place and be consummated within fourteen (14) days following the Company’s Notice, and at a time and place determined by the Board. At the Subscription Closing the Company, at the resolution of the Board, shall issue and sell the New Securities offered and subscribed for in accordance with the Company’s Notices against payment of the consideration and under the terms specified in the Subscription Offer.

23.	If the Offerees do not exercise in full their pre-emptive right within the period specified above, then the Company shall have ninety (90) days after delivery of the Subscription Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Subscription Notice. If the Company has not sold the New Securities within said ninety (90) days period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Offerees in the manner provided above.

Right of First Refusal

24.	At any time, any Transfer by any of the Shareholders of all, or any, of its shares in the Company shall be subject to: (i) a formal offer from a proposed purchaser (the “Proposed Purchaser”) for the respective shares, and (ii) that the Shareholder (the “Offeror”) desiring Transfer the shares (the “Offered Shares”) shall have offered the Offered Shares for sale, on such terms and in such manner as hereinafter provided (the “Offer”) to the Qualified Shareholders (the “Offerees”).

25.	Any purported transaction in the Offered Shares in violation of the provisions of Article 24 shall be null and void, and the Company shall not recognize or give any effect thereto.

26.	The Offer shall be made in writing (the “Offer Notice”) and shall be sent simultaneously via e-mail and/or fax, and also by registered mail to the Offerees, and a duplicate thereof shall be sent to the Company.

27.	The Offer shall specify the name of the Proposed Purchaser, the number of the Offered Shares, their class, the consideration requested per each Offered Share, the payment terms and other material terms of the offered transaction. Without derogating from the generality of the foregoing, terms affecting the price or value of the Offered Shares shall be deemed material.

28.	Each Offeree shall have a period of fourteen (14) business days from the date of the Offer Notice (the “Acceptance Period”) to notify the Offeror in writing of its desire to accept the Offer and of the number of Offered Shares it wishes to purchase in accordance therewith and of its desire to purchase all or any part of the pro-rata share of any other Offeree entitled to such rights to the extent that such other Offeree does not elect to purchase its full pro-rata share (the “Acceptance Notice”). An Offeree who shall not have given an Acceptance Notice within the Acceptance Period, or whose Acceptance Notice is conditional or unqualified, shall be conclusively deemed to have rejected the Offer. A precondition to any acceptance of the Offer shall be that the Offeror shall have received within the Acceptance Period Acceptance(s) Notice for the purchase of all the Offered Shares. Each Offeree delivering a proper Acceptance Notice is referred to as an “Accepting Shareholder”.

29.	In the event that two or more Accepting Shareholders exercise their Over-Allotment Right for a total number of remaining Offered Shares in excess of the number available, the remaining Offered Shares available for purchase shall be allocated among such Offerees pro rata based on the number of New Securities such Offerees elected to purchase pursuant to the Acceptance Notice (not including the number of Offered Shares specified under the Over-Allotment Right); provided that no such Offeree shall be required to purchase more than the number of Offered Shares specified in the Acceptance Notice.

30.	The closing of the transaction for the sale of the Offered Shares by the Offeror to the Accepting Shareholders (the “Closing”), shall take place and be consummated within fourteen (14) days following the date upon which the Acceptance Period expired. At the Closing the Offeror shall sell and transfer the Offered Shares to the Accepting Shareholder(s), free and clear of any liens or encumbrances, except as shall be specified in the Offer, against payment by the Accepting Shareholder(s) of the consideration specified in the Offer, and for any part of such consideration that is other than cash, the fair market value thereof. The Offeror and any of the Offerees shall each have all the remedies available for breach of contract in connection with the transaction set forth in this section. In case that the Offeror and any of the Offerees are in dispute over the fair market value of any non-cash consideration for the Offered Shares, such dispute shall be ultimately resolved by an independent appraiser to be appointed by the resolution of the Board, or, if such agreement is not received within ten (10) days, then each of the Shareholders may submit a written request to any accounting firm with no material relationship with the Company or any Shareholder (with a copy to the other Shareholders and the Company) to appoint a qualified appraiser (the “Qualified Appraiser”) in order to resolve such fair market value, which will apply, mutatis mutandis. Such Qualified Appraiser shall be required, no later than upon the end of a fourteen (14) business day period commencing from the appointment thereof, to invite each of the Shareholders to a joint meeting and present them with its written evaluation of such fair market value.

31.	The Closing shall be consummated within fourteen (14) days following the date upon which such fair market value shall be determined.

32.	In the event that according to the Acceptance Notice the Offer is accepted with respect to a greater number than the number of the Offered Shares, then the Offered Shares shall be sold to such Accepting Shareholders on a pro rata basis according to their respective holdings in the Company’s outstanding share capital.

33.	In the event that by the end of the Acceptance Period specified in Section 28 above, the Offeror shall not have received Acceptance Notice with respect to all of the Offered Shares, the Offer shall be conclusively deemed rejected by each of such Offeree, and the Offeror shall be free to sell the Offered Shares, in whole but not in part, to the Proposed Purchaser under the terms specified in the Offer, provided that the sale shall be consummated within ninety (90) days thereafter, and further provided that each such third-party purchaser shall become subject to the terms and conditions of this Article, and any other agreement to which the Offeror is a party (in its capacity as a Shareholder).

34.	The provisions of Article 24 through 33 shall apply, mutatis mutandis, also to the Company’s shares which issued pursuant to the exercise of outstanding options granted to employees, officers, consultants or directors of the Company, pursuant to any share option plan approved by the Board. For that purpose, the Board shall be deemed as Offeror, on behalf of each employee, officer, consultant or director who exercised such option. For the avoidance of doubt, the term “Offerees” shall refer only to the Shareholders.

35.	Anything to the contrary notwithstanding, the transfer of shares to a Permitted Transferee shall not be subject to the restrictive provisions of Article 24, provided however, that such Permitted Transferee has agreed in writing to assume the transferring Shareholder’s respective obligations and rights under any agreement involving the Company.

Tag Along Rights

36.	Any sale, transfer or other disposition of more than 51% of the shares by the Founder in a single or series of transactions, (the “Selling Shareholder”), other than to a Permitted Transferee thereof, shall be subject to the right of the Qualified Shareholders (the “Tag Along Shareholders”), in lieu of accepting the Offer pursuant to Article 24 above, to require that such Selling Shareholder will not sell the Offered Shares unless such Tag-Along Shareholders participate in such transaction, on the same terms as the Selling Shareholder, and on pro rata basis according to their respective holdings in the Company’s outstanding share capital; The right of such Tag-Along Shareholders pursuant to this Article 36 shall be exercised by delivering a written notice (the “Tag-Along Notice”) to the Selling Shareholder within the Acceptance Period, specifying the maximum number of shares the Tag Along Shareholders wish to sell. Upon giving such notice, the Tag-Along Shareholders shall be bound to sell such number of shares to the Proposed Purchaser on the terms to be agreed with the Proposed Purchaser and consistent with the terms set forth in the Offer. Tag-Along Shareholders who shall give a Tag-Along Notice within the Acceptance Period, or whose Tag-Along Notice shall be conditional or unqualified, shall be conclusively deemed to have waived their right under this Article 36. If a Tag-Along Notice is properly delivered, the Selling Shareholder shall not Transfer any Shares to the Proposed Purchaser unless the Shares subject to such Tag-Along Notice(s) are also transferred to such Proposed Purchaser on the same terms and price; provided however, that (i) the Tag-Along Shareholders shall not be liable for the inaccuracy or breach of any representation or warranty made by the Selling Shareholder in connection with the transaction; and (ii) the liability for indemnification, if any, of such Tag-Along Shareholders for the inaccuracy or breach of any representations and warranties made by the Company in connection with such transaction, if any, shall be pro rata in proportion to each of such Tag Along Shareholders’ shares out of all of the Company’s shares transferred in such transaction, and in any event shall not exceed the amount of consideration paid to each of such Tag-Along Shareholders in such transaction.

37.	If any proposed Transfer pursuant to Section 36 is not consummated within ninety (90) days after delivery of the Tag-Along Notice to the Tag Along Shareholders, the Selling Shareholder may not Transfer such shares without first complying again with Section 36.

38.	Bring Along Rights

38.1.	Subject to Articles 34-37 and subject to the rights of the Lead Investor under Article 24-33, in the event that prior to the IPO, the holders of more than seventy five percent (75%) of the issued Shares shall accept an offer to sell all of their shares to a Proposed Purchaser and such sale is conditioned upon the sale of all remaining issued shares of the Company to such Proposed Purchaser (the “Proposing Shareholders” and the “Transaction”, respectively), then all other Shareholders shall be required to sell their shares in such Transaction and shall abide by the following; provided, however, that the consideration for all of the Company’s shares be allocated among the shareholders in accordance with each of the shareholders’ pro rata holding of the Company’s share capital immediately prior to the closing of such Transaction:

38.1.1.	at every meeting of the Shareholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect to any of the following, the other Shareholders (such other Shareholders, collectively, the “Remaining Holders”) shall vote all Shares that such Remaining Holders then hold or for which such Remaining Holders otherwise then have voting power in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction.

38.1.2.	each Remaining Holder shall agree to sell all of his Shares and rights to acquire Shares held by such Remaining Holder on the terms and conditions approved by the Proposing Shareholders; and

38.1.3.	each Remaining Holder shall take all necessary actions in connection with the consummation of the Transaction as requested by the Company or the Proposing Shareholders and shall, if requested by the Proposing Shareholders, execute and deliver any agreements prepared in connection with such Transaction which agreements are executed by the Proposing Shareholders.

38.2.	In the event that a Shareholder fails to surrender its share certificate in connection with the consummation of a Transaction such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the person who is the purchaser in the Transaction and the Board shall be authorized to empower a director to sign any document or take any such action on behalf of such Shareholder as well as to establish an escrow account, for the benefit of such Shareholder, into which the consideration for such cancelled Shares shall be deposited and to appoint a trustee to administer such account. Each Shareholder hereby recognizes and accepts that the powers granted to the Company and/or the Board as set forth above are granted in order to ensure and protect the rights of the other Shareholders and that therefore they are irrevocable.

38.3.	The aforesaid rights, requirements and procedures are hereby determined also for the purpose of Section 341 of the Companies Law, and the procedure set forth therein regarding the method by which Shareholders who do not sign all related documentation shall be forced to sell their securities shall apply.

No Sale

39.	Notwithstanding anything else to the contrary in these Articles, until the earlier of (i) an IPO or (ii) M&A Event; or (iii) the removal by the Company of the Founder from its position as the Chief Executive Officer of the Company; or (iv) the lapse of Thirty Six (36) months as of the Effective Date, Dr. Daphne Haim Langford, including without limitation to any of her Permitted Transferees shall not make any Transfer or in any way encumber the shares of the Company held by her, of any class or series and any shares issued upon exercise of any options, or issuable upon exercise of any option, unless the Lead Investor has agreed in writing, prior to such Transfer.

Transfer of Shares

40.	Each Transfer of securities shall be made in writing in such form as shall be approved by the Board from time to time, which shall be executed by both the transferor and transferee, and delivered to the Company together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

41.	The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

42.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board from time to time.

43.	Upon the death of a Shareholder, the remaining partners, in the event that the deceased was a partner in a share, or the administrators or executors or heirs of the deceased, in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive, shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation to the Company with respect to the share that he held in partnership.

44.	Any Person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another Person, in either instance subject to the Board’s power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

45.	A Person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, Dividends or other payments paid or Distributions made, with respect to the share, but shall not be entitled to receive notices with respect to General Meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that share.

Changing Share Rights

46.	Subject to the provisions of these Articles, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, preferences or privileges attached to such classes by resolution of the General Meeting of the Company.

47.	Notwithstanding the foregoing, the approval of any proposed change which would adversely affect the rights, preferences, or privileges of any one class of shares under these Articles shall require the affirmative vote of the Shareholders of that class, obtained at a class meeting or by written consent, and affirmed by a simple majority of issued and outstanding Shares. For the prevention of any doubt, it is hereby clarified that for the purpose of this Article 47 the alteration of the rights, preferences or privileges attached to any class of Shares, which results merely from the issuance of additional Shares of such class shall not be deemed an alteration or change of the rights, preferences, or privileges attached to the Shares of such class. It is hereby further clarified that, the holders of shares of any class shall be entitled to participate in any class meeting or adopt any resolution required to be adopted pursuant to these Articles, whether by way of a separate General Meeting of such class or by way of written consent, and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A Shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

Modification of Capital

48.	The Company may, from time to time, by a resolution in a General Meeting:

48.1.	consolidate and divide its share capital or any part thereof;

48.2.	cancel any Shares which have not been purchased or agreed to be purchased by any Person;

48.3.	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital in a manner that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to Dividend, capital, voting or otherwise over the remaining or similar share;

48.4.	increase its share capital, regardless of whether or not all of its shares have been issued, by the creation of new shares with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, voting or otherwise, as shall be directed by the resolution; or

48.5.	convert part of its issued shares into deferred shares.

General Meetings

49.	A General Meeting shall be held at least once every year, at such place and time as may be prescribed by the Board but in any event not more than fifteen (15) months after the preceding General Meeting. The annual General Meetings shall be called “Annual General Meetings”; all other General Meetings shall be called “Special General Meetings”.

50.	The Board, whenever it thinks fit, may, and upon a demand in writing by: (i) a Director; or (ii) one or more Shareholders holding at least seven percent (7%) of the issued and outstanding share capital and at least one percent (1%) of the voting rights; or (iii) one or more Shareholders holding at least seven percent (7%) of the voting rights in the Company - shall convene a Special General Meeting. Any such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Company. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the Board does not convene a meeting, the Petitioners may convene by themselves a Special General Meeting as provided in Section 64 of the Companies Law.

51.	Notices of General Meetings shall be given as follows:

51.1.	A prior notice of at least ten (10) days and no more than forty-five (45) Business Days (not including the day of delivery but including the day of the meeting) of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

51.2.	The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

51.3.	Non-receipt of a notice, given as aforesaid, shall not invalidate the resolution passed or the proceedings held at the relevant Meeting.

51.4.	With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

Proceedings of General Meetings

52.	Subject to the provisions of these Articles, the function of the General Meeting shall be as detailed in provision 57 of the Law.

53.	No matter shall be discussed at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, the holders of the majority of the voting power present, personally or by proxy, shall be deemed a quorum.

54.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same place and time seven (7) Business Days from the date of the original meeting. If a notice of the adjourned meeting has been given to the Shareholders, and a quorum is not present at the adjourned meeting within half an hour from the time appointed for the meeting, any number of Shareholders present personally or by proxy, shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

55.	The chairman of the Board or a Director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the meeting.

56.	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any General Meeting of the holders of a particular class of shares (a “Class Meeting”), if applicable, provided, however, that the requisite quorum at any such Class Meeting shall be one or more members present in person or proxy and holding not less than a majority (50%) of the issued and outstanding shares of such class.

Vote by Shareholders

57.	Every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in the Law or these Articles, requiring a higher majority, all resolutions shall be passed by majority vote.

58.	Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one vote for each share held by it.

59.	If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

60.	In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

61.	An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

62.	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

63.	A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I, _________________, of _________________, a Shareholder holding shares in _________________ hereby appoint _________________of _________________ as my proxy to vote in my name and place at the [annual, special, adjourned - as the case may be] General Meeting of the Company to be held on _________________, and at any adjournment thereof.

In witness whereof signed by me this day of ______,____

Appointer’s Signature”

64.	Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

65.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointer, or the appointer becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

66.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by it/him; provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

67.	Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at General Meetings, or a resolution as aforesaid agreed upon by electronic mail, telegram or facsimile, shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

Board

68.	Board Composition.

the Board shall consist of up to five (5) directors, to be appointed according to sections 68-83 and subject to their signing of a confidentiality agreement containing confidentiality obligations towards the Company.

69.	Entitlement to appoint a director shall include the entitlement to remove and replace such director. Appointment and removal of directors shall be made by delivering to the Company a written notice to that effect, executed by the entitled appointing party, or, in case of the Industry Expert (as defined below), executed by a majority of the other members of the Board, and shall be in effect as of the date stipulated therefor in the notice or the date of delivery of such notice to the Company, whichever is later.

70.	As long as the Founder holds at least 15% shall be entitled to appoint two (2) members of the Board. In the event that the Founder shall appoint only one (1) member of the Company’s Board of Directors, such appointed member shall have two (2) votes, unless two (2) members are appointed, in which case they shall each have one (1) vote. As long as the Founder has at least 7.5% and/or is in the position of CEO of the Company, the Founder shall be entitled to appoint one (1) member of the Board. The aforementioned rights (and this sub-Article) may only be amended with the affirmative vote or written consent of the Founder.

71.	As long as the Lead Investor holds at least 7.5% of the issued and outstanding share capital of the Company, the Lead Investor shall be entitled to appoint one (1) members of the Board (the “Lead Investor Director”).

72.	As long as the Substantial Investor holds at least 7.5% of the issued and outstanding share capital of the Company, the Substantial Investor shall be entitled to appoint one (1) members of the Board.

73.	So long as the Lead Investor holds less than 7.5% but not less than 5% of the issued and outstanding share capital of the Company (on a fully diluted basis), the Lead Investor shall have the right to appoint a non-voting observer to the Board (the “Lead Investor Observer”). The Leading Investor Observer shall have the right to attend and participate in all discussions (but not vote) at all Board meetings and will have full access to all documents and other information available to other directors of the Company.

74.	For so long as the Inventors or VLX hold together at least 5% of the issued and outstanding share capital of the Company, VLX shall have the right to appoint a non-voting observer to the Board to serve as an Observer on behalf of VLX and the Inventors (the “Observer”). The Observer shall receive all information received by members of the Board and shall be entitled to participate in all meetings of the Board.

75.	For so long as the Oriella Ltd. (“Oriella”) holds at least 7.5% of the issued and outstanding share capital of the Company, Oriella shall have the right to appoint a non-voting observer to the Board to serve as an Observer on behalf of Oriella (the “Oriella Observer”). The Oriella Observer shall receive all information received by members of the Board and shall be entitled to participate in all meetings of the Board.

The provisions of Articles 73-75 will apply mutatis mutandis with respect to the appointment, removal or replacement of any Observer, as set forth in Article69.

76.	The fifth director shall be an industry expert, which shall be appointed by an affirmative approval of a majority of the other serving directors (the “Industry Expert”).

77.	The composition of any committee appointed by the Board and the composition of any board of Directors of any subsidiary of the Company shall reflect, as closely as reasonably possible, the composition of the Board.

78.	If any member of the Board is not elected or appointed, or if the office of any member of the Board is vacated for a period of at least thirty (30) Business Days, the other members of the Board may act in every way and manner provided for under these Articles and the law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

79.	Any person, including a Director or an Alternate Director (as defined below), may be an alternate member of the Board (an “Alternate Director”) if such person is qualified to serve as a director of the Company. Any Alternate Director shall have voting power equal to the voting power of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 82 below in relation with such substitute member. A Director may be appointed as an Alternate Director to a member of committee of the Board, only if such Director does not serve on the same committee already.

80.	A Director shall not be required to hold qualifying shares in the Company.

81.	A Director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a Director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

82.	Subject to the provisions of the Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a Director shall automatically be terminated upon the occurrence of one of the following:

82.1.	if he becomes bankrupt;

82.2.	if he is declared insane or becomes of unsound mind;

82.3.	if he resigns by an instrument in writing delivered to the Company;

82.4.	with his death and if it is a corporation or other entity, with the liquidation of such corporation or other entity; or

82.5.	if he is convicted of a crime requiring his termination pursuant the Companies Law.

83.	Members of the Board shall receive remuneration from the Company’s funds as resolved by the General Meeting, and at a rate decided by such resolution. The members of the Board shall be entitled to reimbursement of their expenses in the course of their performance of their duties as Directors, including expenses in relation of participating in Board of meetings, all as determined by the Board.

Powers and Duties of Directors

84.	The Board shall determine and direct the Company’s policy and shall supervise and inspect the performance of the Company’s CEO or General Manager and his or her actions and responsibilities. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in Law, in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

85.	Without limiting the generality of the preceding provision, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Functions of the Directors

86.	The Board shall select a chairman of the Board. The chairman shall not have any additional or casting vote.

87.	The presence of the majority of the Directors then serving shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, any two Directors present at such adjourned meeting shall be deemed a quorum.

88.	The Board may delegate any of its powers to committees and may from time to time revoke such delegation; provided that such delegation does not contradict Section 112 of the Companies Law. A person who is not a member of the Board shall not serve on a committee, to which the Board delegated any of its authorities. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles.

89.	Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

90.	Every Director may at any time request that a Board meeting be called and the chairman shall call such a meeting upon such request.

91.	Any notice of a Board meeting can be given in writing, or by electronic mail, facsimile or telex and shall include reasonable detail of the issues of such meeting. Notice shall be given at least seven (7) Business Days before the time appointed for the meeting, unless all of the members of the Board at that time agree to a shorter notice, or waive notice altogether.

92.	Subject to the provisions of these Articles issues raised before all meetings of the Board shall be decided by the majority of the directors present at the meeting of the Board.

93.	Notwithstanding the foregoing each Director shall have 1 (one) vote.

94.	A resolution in writing, signed or agreed to in writing (including by facsimile) by all of the Directors entitled to participate and vote on the issue at stake, shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. In place of a Director the aforesaid resolution may be signed and delivered by an Alternate Director. In addition, the Board may reach a resolution without actual meeting, according to the provisions of Section 103 of the Companies Law and subject to the terms provided therein.

95.	All actions performed bona fide by the Board or by any person acting as Director or as an Alternate Director shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a Director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or in his qualifications so to serve.

96.	The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings and any committee by the Board (to the extended appointed), which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as a prima facie proof of the truth of the contents of the minutes.

97.	The Directors shall comply with all provisions of the Companies Law, and especially with the provisions in respect of -

97.1.	registration in the Company’s books of all liens that affect the Company’s assets;

97.2.	keeping a register of Shareholders;

97.3.	keeping a register of Directors; and

97.4.	delivery to the Registrar of Companies of all notices and reports that are required to be so delivered.

CEO, General Manager, President, Secretary, Other Officers and Attorneys

98.	The Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the Chief Executive Officer (“CEO”) of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO will stay in office. The Board may, from time to time, subject to any provision in any contract between the CEO and the Company, release him from his office and appoint another or others in his or their place. The CEO shall be responsible for the current operation of the Company’s affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time grant and bestow upon the CEO those powers and authorities that it exercises pursuant to these Articles and under the provisions of Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

99.	The Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons. The Board may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

100.	Subject to the provisions of these Articles and applicable law, the wages and any other compensation of the CEO and other managers, officers or personnel shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

101.	The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Dividends

102.	Subject to the provisions of the Companies Law and to the subsequent approval of the General Meeting of the Shareholders, the Board may from time to time declare, and cause the Company to pay such Dividend as may appear to the Board to be justified by the profits of the Company. The resolution of the General Meeting, approving such Dividends, may provide for the payment of a Dividend of an amount less than that proposed by the Board for the payment of such Dividend, but no such resolution shall provide for the payment of an amount exceeding that proposed by the Board of Directors for the payment of such Dividend.

103.	The persons registered in the Register as shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A Transfer of shares shall not transfer the right to a Dividend, which has been declared after the Transfer but before the registration of the Transfer.

104.	All the provisions in these Articles relating to Dividend, shall apply, mutatis mutandist to a Distribution by the Company.

Stamp and Signatures

105.	The Board shall cause the Company’s stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the stamp in violation of any instructions the Board may give in connection with the use thereof.

106.	The Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company, and to apply the Company’s stamp; the acts and signature of such a Person or Persons shall bind the Company, insofar as such Person or Persons have acted and signed within the limits of their authority.

107.	The printed or typed name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the stamp of the Company was affixed.

Accounts and Auditors

108.	The shareholders of the Company shall appoint an Auditor(s) of the Company at the Annual General Meeting. Such appointment shall be in force until the following Annual General Meeting, or for a longer period if so resolved at the Annual General Meeting, but in no event for a period of more than three fiscal years. The shareholders of the Company may remove the Auditor(s) at any time.

109.	The appointment and/or removal, authorities, rights and duties of the Auditor(s) of the Company shall be regulated by the Companies Law.

110.	The Board shall determine the remuneration of the Auditor(s) and report to the shareholders on such remuneration at the Annual General Meeting.

111.	Each of the Qualified Shareholders shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company and shall be entitled to review and copy them at his discretion.

Notices

112.	A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by mail, telegram, facsimile or electronic mail addressed to such Shareholder at his registered address as appearing in the Register. If the address of a Shareholder is outside of Israel, then any notice sent by mail shall be sent by airmail.

113.	All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

114.	A Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the Register shall be entitled to receive any notice from the Company.

115.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or telegram or electronic mail or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

116.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served four (4) Business Days after the delivery thereof to the post office; if sent by airmail, shall be deemed to have been served seven (7) Business Days after the delivery thereof to the post office; and (iii) if sent by electronic mail, confirmed facsimile or telegram, shall be deemed to have been served twenty four (24) hours after the time such electronic mail facsimile or telegram was sent. In proving such service it shall be sufficient to prove that the letter or telegram containing the notice was properly addressed and delivered at the post office, or sent by electronic mail or confirmed facsimile, as the case may be.

Restrictive Provisions.

117.	Until the consummation of an IPO, for as long as the Lead Investor holds in the aggregate at least 7.5% of the issued and outstanding share capital of the Company, the Company (and any of its subsidiaries) shall not, whether by action or through resolution of the Company’s general meeting, without the consent of the Lead Investor or the Lead Investor Director (or if taken at the Board level, without the consent of the Lead Investor’s Director) as applicable:

(a)	Amend, replace or make any other modification of these Articles in a manner which will adversely affect the rights of the Lead Investor herein. For the avoidance of doubt, it is clarified that the creation of class of preferred or other shares senior or equal to the Ordinary Shares, shall not in itself be deemed as adverse change to the above rights.

(b)	Perform material changes to the Field or enter-into a new field of activity outside the Field.

(c)	Approve an M&A Event under which the Company valuation shall be less than twelve million Dollars (US $12,000,000) on a pre-money basis.

(d)	Transactions with interested parties, including any transaction with an officer, director or shareholder of the Company which deviate from standard market conditions.

(e)	Approve a Liquidation Event.

(f)	Increase the reserved pool of Ordinary Shares, intended for grant to employees, directors and consultants of the Company above 5% of the issued and outstanding share capital of the Company on a fully diluted basis.

(g)	Any agreement to do any of (a) to (f) above.

Office Holders’ Exemption, Indemnification and Insurance

118.	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board may resolve in advance to exempt an “Office Holder” (as such term is defined in the Companies Law) from all or part of such Officer Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.

119.	Indemnification

119.1.	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify any Office Holder to the fullest extent permitted by the Companies Law.

119.2.	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder’s capacity as an Officer Holder of the Company:

119.2.1.	monetary liability imposed on an Office Holder, or incurred by the Office Holder, in favor of another person pursuant to a judgment, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision that was approved by a court of law; and

119.2.2.	reasonable legal expenses, including attorney’s fees, which the Office Holder incurred due to an investigation or a proceeding instituted against the Office Holder by an authority competent to administrate such an investigation or proceeding, and that was “finalized without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) and “without any financial obligation imposed in lieu of criminal proceedings” (as defined in Section 260(a)(1A) of the Companies Law), or that was finalized without the filing of an indictment against the Office Holder but with financial obligation imposed on the Office Holder in lieu of criminal proceedings of an offense that does not require proof of criminal intent.

119.2.3.	reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Officer Holder was charged by a court of law, in a proceeding brought against the Officer Holder, by the Company or by another on behalf of the Company, or in a criminal prosecution in which the Officer Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

119.3.	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may undertake in advance to indemnify the Company’s Officer Holders (i) for those liabilities and expenses described in Sub-Article 119.2.1, provided that the undertaking is limited to events that in the opinion of the Board are foreseeable in view of the Company’s activity at the time of the undertaking and limited in an amount or standard which the Board determines is reasonable under the circumstances, and (ii) for those liabilities and expenses described in Sub-Articles 119.2.2 or 119.2.3.

120.	Insurance

120.1.	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder’s capacity as an Officer Holder of the Company, with respect to each of the following:

120.1.1.	violation of the duty of care of the Office Holder towards the Company or towards another person;

120.1.2.	breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company; and

120.1.3.	a financial obligation imposed on the Office Holder for the benefit of another person.

120.2.	Articles 118, 119 and 120.1 above shall not apply under any of the following circumstances:

(i)	a breach of an Office Holder’s fiduciary duty, in which the Officer Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interest of the Company;

(ii)	a grossly negligent or intentional violation of an Office Holder’s duty of care;

(iii)	an intentional action by an Office Holder in which such Officer Holder intended to reap a personal gain illegally; and

(iv)	a fine or ransom levied on an Office Holder.

120.3.	The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and the Companies Law.

Winding Up

121.	Subject to provisions of these Articles to the contrary, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to winding up or liquidation, in the event of a winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed in proportion to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.

122.	Subject to provisions of these Articles to the contrary, if the Company is voluntarily wound up, the liquidators may, with the approval of a resolution in a General Meeting, divide the property as is among the Shareholders, or deposit any part of the Company’s property with trustees in escrow for the benefit of Shareholders, as they deem proper. A resolution approving such a distribution may also approve a distribution in a manner other than in accordance with the legal rights of the Shareholders, and may grant special rights to any class of Shareholders. However, in the event of the adoption of a resolution authorizing a distribution not in accordance with the legal rights of the Shareholders, the Shareholders adversely affected thereby shall have the same right to object, and any rights attached thereto, as if such a resolution was a special resolution passed pursuant to Section 334 of the Companies Ordinance.

123.	Subject to provisions of these Articles to the contrary, if, at the time of liquidation, the Company’s property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall as much as possible be borne by the Shareholders in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. If, at the time of liquidation, the Company’s property designated for distribution among to the Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, it shall belong and be delivered to the Shareholders pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.

Right of First Offer

124.	Until such time that the Lead Investor holds at least 10% of the issued Shares, the Lead Investor shall have the right to:

(a)	Receive prior notice (an “Acquisition Proposal Notice”) of the Company’s or any shareholders intent to receive any proposal or offer from any entity for an M&A Event (an “Acquisition Proposal”); and

(b)	Notify the Company in writing, within 14 days as of the date of the Acquisition Proposal Notice of its intent to make an offer and make such first offer for the Acquisition Proposal, in writing within thirty (45) days as of the date of the Acquisition Proposal Notice (the “Lead Investor Proposal” and the “Proposal Period”, respectively). The Company and any shareholder shall not, for as long as such has not expired (i.e. the Lead Investor still holds at least 10% of the issued Shares, and the Lead Investor confirms such offer is still valid), accept any Acquisition Proposal on terms less favorable than those of the Lead Investor Proposal.

Information Rights

125.	To the request of each Qualified Shareholder, the Company shall provide to such Qualified Shareholder:

(a)	within one hundred and twenty (120) days after the end of each fiscal year, audited financial statements of the Company for the year then ended;

(b)	within sixty (60) days after the end of second fiscal quarter of each fiscal year, unaudited but reviewed financial statements of the Company for the quarter then ended.

126.	To the request of the Lead Investor, and as long as its representative still sits in the Board, the Company shall provide to the Lead Investor, no more than on a quarterly basis, the following:

(a)	IP updates, litigation updates, material updates concerning third party notices;

(b)	Material progress in the Company’s business, updates on any new or improved intellectual property and products, litigation updates, journal publication plans and patent filing plans.

* * * * *